UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 24, 2014

EARTH SCIENCE TECH, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-179280	45-4267181
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2255 Clades Road, Suite 324A
Boca Raton, Florida 33431

(Address of principal executive offices)(Zip Code)

(561) 988-8424

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 24, 2014, Ultimate Novelty Sports, Inc. entered into a Founders Agreement with Majorca Group, Ltd., a Marshall Islands Corporation. The Founder Agreement provides that in exchange for issuance of 25,000,000 of the Company’s common shares, that Majorca Group shall provide the following services:

A. Securing an agreement with an established company in the nutritional and health care industry for product development including idea generation, preforming and designing formulations for products to be used in the health and nutrition market.

B. Arranging for the development and formulation of two new products for the Company using FDA approved labs to produce the products. One product will be a body lotion which will include progesterone and/or collagen and the other will be an Oxygen based cleanser.

C. Developing, implementing and launching a Nutritional, Formulation and Dietary Supplement ecommerce platform.

D. Securing an agreement with an established hemp based Biotechnology Company that has developed proprietary cultivation and processing ability allowing for the accessibility & democratization of cannabinoid extracts for the neutraceutical market.

E. Developing, implementing and launching an online portal and mobile app dealing with cannabis and hemp. Further, creating scale-able API that has a database of cannabis and cannabis related products, businesses, and opportunities.

F. Securing an agreement with a leading supplier in the business of producing or otherwise procuring, distributing and/or selling electronic cigarette products.

The initial Compensation to the Founder will be twenty five million (25,000,000) restricted shares of the company’s common stock.

(c) Exhibits

Exhibit No.	Description
10.1	Founder Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ultimate Novelty Sports, Inc.

Dated: December 11, 2014	By:	/s/ Harvey Katz
Harvey Katz
Title: President